Filed Pursuant to Rule 433

Registration Statement No. 333-183449

Dated August 21, 2012

ILLINOIS TOOL WORKS INC.

Final Term Sheet

August 21, 2012

Issuer:	Illinois Tool Works Inc.

Size:	$1,100,000,000

Maturity:	September 1, 2042

Coupon (Interest Rate):	3.900%

Yield to Maturity:	3.955%

Spread to Benchmark Treasury:	105 basis points

Benchmark Treasury:	3.000% UST due May 15, 2042

Benchmark Treasury Price and Yield:	101-28; 2.905%

Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing March 1, 2013

Redemption Provision:	At any time prior to March 1, 2042, at a discount rate of Treasury plus 15 basis points; and on or after March 1, 2042, at 100% of the principal, plus accrued interest to the redemption date

Price to Public:	99.038%

Settlement Date:	August 28, 2012 (T+5)

Ratings:	A1 (Moody’s); A+ (S&P)

CUSIP; ISIN:	452308 AR0; US452308AR01

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Goldman, Sachs & Co. HSBC Securities (USA) Inc. Mizuho Securities USA Inc. SG Americas Securities, LLC Wells Fargo Securities, LLC

Banca IMI S.p.A. Commerz Markets LLC ING Financial Markets LLC

BMO Capital Markets Corp. Danske Bank A/S Loop Capital Markets LLC nabSecurities, LLC UBS Securities LLC U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated can arrange to send you the prospectus if you request it by calling or e-mailing Citigroup Global Markets Inc. at 1-877- 858-5407, J.P. Morgan Securities LLC at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com.